Exhibit 99.1

VESTIN GROUP RECEIVES CEO PROPOSAL
TO BUY REMAINING OUTSTANDING SHARES;
APPROVES TRANSFERRING SOME SHARES TO CEO

Las Vegas – March 25, 2005 – Vestin Group, Inc. (VSTN.PK) today announced that its board of directors has received a proposal from Michael Shustek, chairman and chief executive officer, to purchase any and all of the company’s outstanding stock that he does not currently own at $2.85 per share. The offer would be made pursuant to an all cash tender offer and there will be no minimum number of shares which must be tendered. The offer would be made subject to a condition that there be no pending or threatened legal or regulatory proceedings challenging the legality, fairness or validity of the offer.

If, as a result of his offer, Mr. Shustek accumulates 90 percent or more of the outstanding shares, he has agreed to purchase all remaining shares for $2.85 per share. The offer will be made directly from Mr. Shustek to the shareholders, following appropriate Securities and Exchange Commission filings.

At the time the tender offer is commenced, Michael V. Shustek will file a Tender Offer Statement and Vestin Group, Inc. will file a Solicitation/Recommendation Statement with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will contain important information, and investors and security holders are strongly advised to read both such statements carefully before any decision is made with respect to the offer.

The offer to purchase, the related letter of transmittal and certain other documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of Vestin Group, Inc., at no expense to them. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will also be available at no charge at the SEC’s website at http://www.sec.gov/.

Additionally, the board approved a transfer to Mr. Shustek of an additional 400,000 shares of stock which were acquired by the company in connection with the settlement with Joe Namath and related entities. The shares were pledged as security on a loan by Mr. Shustek to the company. In consideration of the share transfer, the amount due to Mr. Shustek under that loan was reduced by $1,140,000, or $2.85 for each share transferred to Mr. Shustek.

About Vestin Group

Vestin Group, Inc., through its subsidiaries, is engaged in asset management, real estate lending, and other financial services. Its subsidiary, Vestin Mortgage, has facilitated more than $1.5 billion in lending transactions since 1995. Through Vestin Mortgage, Vestin Group manages three funds, Vestin Fund I, LLC, Vestin Fund II, LLC, and Vestin Fund III, LLC. These Funds have assets in the aggregate of approximately $500 million.

Contact:

Steven D. Stern
Stern And Company
702-734-3388